Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-284538

Prospectus Addendum to the Prospectus dated February 14, 2025.

The Goldman Sachs Group, Inc.
Guarantee
of Notes and Deposit Notes of
Goldman Sachs Bank USA

You should read the accompanying offering circular and offering circular supplement, which gives the specific terms of the offered deposit notes issued by Goldman Sachs Bank USA, our banking subsidiary, together with the accompanying prospectus dated February 14, 2025 of The Goldman Sachs Group, Inc. which gives the specific terms of the guarantee by The Goldman Sachs Group, Inc. (“our guarantee”) of the offered deposit notes. When you read the offering circular and offering circular supplement with the specific terms of the deposit notes covered by our guarantee, please note that all references in the offering circular and offering circular supplement to the prospectus dated March 19, 2009, the prospectus dated September 19, 2011, the prospectus dated November 21, 2011, the prospectus dated September 15, 2014, the prospectus dated July 7, 2017, the prospectus dated September 28, 2018, the prospectus dated July 1, 2020, the prospectus dated March 22, 2021 or the prospectus dated February 13, 2023 or to any sections of those documents, should refer instead to the accompanying prospectus dated February 14, 2025, or to the corresponding section of that accompanying prospectus.

The accompanying prospectus dated February 14, 2025 supersedes the prospectuses dated March 19, 2009, September 19, 2011, November 21, 2011, September 15, 2014, July 7, 2017, September 28, 2018, July 1, 2020, March 22, 2021 and February 13, 2023.

Goldman Sachs & Co. LLC will, and other affiliates of Goldman Sachs Bank USA may, use this prospectus addendum in connection with offers and sales of the deposit notes covered by our guarantee in market-making transactions.

The guarantee is not a bank deposit and is not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor is it an obligation of, or guaranteed by, a bank.

This prospectus addendum relates solely to our guarantee of the notes and deposit notes. Neither this prospectus addendum, the accompanying prospectus dated February 14, 2025 nor the registration statement of which it forms a part covers the notes and deposit notes.

Goldman Sachs & Co. LLC

Prospectus Addendum dated February 14, 2025.